UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2007

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Oakmont Lane Westmont, Illinois 60559 (Address of principal executive offices, including zip code) (Registrant’s telephone number, including area code): (630) 570-3000
Not Applicable (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 19, 2007, SIRVA, Inc. (“SIRVA”) announced that it received notice from The New York Stock Exchange, Inc. (the “NYSE”) that, as a result of SIRVA's failure to satisfy the continued listing standards of the NYSE, the NYSE intends to suspend, and take action to delist, SIRVA’s common stock from trading prior to the market opening on Monday, November 26, 2007.  The NYSE also notified SIRVA that it intends to apply to the Securities and Exchange Commission to delist SIRVA’s common stock pending completion of applicable procedures.

As previously disclosed, SIRVA received notification from the NYSE on October 1, 2007 that SIRVA had fallen below the NYSE’s continued listing standards because (1) its average global market capitalization over a consecutive 30-trading-day period was less than $75 million and (2) the average closing price of SIRVA’s common stock over a consecutive 30-trading-day period was less than $1.00 per share.  SIRVA had been in communication with the NYSE regarding SIRVA’s noncompliance with these continued listing standards but was unsuccessful in its efforts to avoid suspension and delisting.

SIRVA does not intend to appeal the NYSE’s decision and expects its common stock to be quoted on the over-the-counter market following suspension.

On November 19, 2007, SIRVA issued a press release describing the notification received from the NYSE described in this Item 3.01.  The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits

99.1	Press Release, dated November 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: November 20, 2007

	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel &
Secretary

Exhibit Index

Exhibit	Description
99.1	Press Release, dated November 19, 2007.